Exhibit 3.5

ARTICLES OF AMENDMENT

TO

ARTICLES OF INCORPORATION

OF

CYCLONE POWER TECHNOLOGIES, INC.

Effective Date: July 24, 2009

By consent of the Board of Directors of Cyclone Power Technologies, Inc. (the “Corporation”), the Corporation does hereby amend its Articles of Incorporation as follows:

(a)

The name of the Corporation is Cyclone Power Technologies, Inc.

(b)

The date of adoption by the Board of Directors of the resolution approving this amendment was July 8, 2009. No shareholder action is required under Section 607.0602 of the Florida Statutes.

(c)

The board of directors has previously created Series A Convertible Preferred Shares. The board of directors hereby increases the number of shares of Series A Convertible Preferred authorized to be issued to 550,000. All other terms, preferences, limitations and rights for the Series A Preferred Shares shall remain the same.

By order of the Board of Directors of the Corporation, these Articles of Amendment are hereby approved and authorized for filing.

/s/ Harry Schoell

Harry Schoell

Director

/s/ Frankie Fruge

Frankie Fruge

Director

/s/ James C. Landon

James C. Landon

Director